[Williams, Mullen, Christian & Dobbins letter]


                                April __, 1997



Board of Directors
Community Bankshares Incorporated
200 N. Sycamore Street
Petersburg, Virginia  23804

Ladies and Gentlemen:

         This letter is in reference to the Registration Statement on Form S-4 dated February 27, 1997, filed by Community Bankshares Incorporated (the "Company") with the Securities and Exchange Commission pursuant to the
Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to 876,776 shares of Common Stock, $3.00 par value per share (the "Shares"), which Shares are proposed to be offered to shareholders pursuant to an Agreement and Plan of Reorganization, dated January 14, 1997, between County Bank of Chesterfield and the Company (the "Agreement").

         We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

         Based upon such examination, it is our opinion that the aforementioned Shares, when issued against payment therefor pursuant to the Agreement, will be validly issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Joint Proxy Statement forming a part of the Registration Statement.

                                   Very truly yours,

                                   WILLIAMS, MULLEN, CHRISTIAN & DOBBINS


                                   By:
                                      ---------------------------------
                                            Wayne A. Whitham, Jr.